Exhibit 99.1

Belgium Cable Investors exercises options to increase stake in Telenet Group Holding N.V.

Liberty Global shareholding interest to go from 31.32% to 49.70%

Englewood, Colorado — June 20, 2007: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, and LBTYK) today announced that, Belgian Cable Investors (Delaware) GP (“BCI”) which is controlled by Liberty Global, has exercised options to purchase 18.668 million shares in Telenet Group Holding N.V. (“Telenet”) (Euronext Brussels: TNET), the largest cable operator in Belgium, for a total purchase price of EUR 466.7 million (US$ 626.6 million) or EUR 25 per share. The shares will be acquired by Belgian Cable Investors Affiliate, LGI Ventures B.V. The settlement of the exercise will take place within 10 business days of today unless the exercise is withdrawn before settlement.

As a result of the current transaction, Liberty Global will increase its controlling position from 31.32% to 49.70% of the outstanding shares of Telenet at June 20, 2007.  The shares being purchased from existing shareholders of Telenet.

Mike Fries, President and CEO of Liberty Global said, “It was a logical next step for us to exercise these options given their expiration dates and terms.”

At the ordinary general meeting of Telenet on May 31, 2007 Liberty Global’s controlling stake was used to appoint nine directors (out of a total of 17) nominated by Liberty Global at the board of directors of Telenet.

Telenet offers cable television, voice and broadband services to residential customers. At March 31, 2007, Telenet had approximately 3,047,000 revenue generating units (“RGUs”) including 1,761,000 video RGUs (of which 281,000 were digital video RGUs), 482,000 voice RGUs and 804,000 broadband Internet RGUs.

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice, and Internet access services to connect its customers to the world of entertainment, communications and information.  As of March 31, 2007, Liberty Global operated state-of-the-art broadband communications networks that served approximately 16 million customers in 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447